NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR Announces 1st Quarter Financial Results For Fiscal 2017

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·	Diluted Net Income per Common Share Available to Common Stockholders increased 26% to $0.54 per share for 1st Quarter Fiscal 2017 from $0.43 during the same quarter one year earlier.
·	Net Income Available to Common Stockholders increased 25% to $3.3 million for 1st Quarter Fiscal 2017 versus the same quarter one year earlier.
·	Net Income increased 30% to $4.5 million for 1st Quarter Fiscal 2017 versus the same quarter one year earlier.
·	Income from Operations for 1st Quarter Fiscal 2017 increased 31% to $4.8 million versus the same quarter one year earlier.
·	Total Revenues - Net for 1st Quarter Fiscal 2017 increased 6% to $18.7 million versus the same quarter one year earlier.

MELVILLE, NEW YORK, November 9, 2016 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its first quarter fiscal 2017 results for the quarter ended September 30, 2016. The Company introduced the world’s first commercial MRI scanner in 1980, and is known the world over for its advancements in MRI technology. FONAR’s primary source of income is derived from the management of 25 MRI centers that feature the FONAR UPRIGHT® Multi-Position™ MRI, aka Stand-Up® MRI. FONAR’s substantial list of patents include recent patents for its technology enabling full weight-bearing MRI imaging on all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine.

These include FONAR’s newest works-in-progress technology for visualizing and quantifying the flow of cerebrospinal fluid (CSF) which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. Imaging and quantifying the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible by FONAR’s introduction of the MRI and its latest works-in-progress for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity.

The FONAR UPRIGHT® Multi-Position™ MRI scanner is the world’s only MRI scanner licensed under FONAR’s multiple UPRIGHT® MRI patents to scan all the patient’s body parts in their normal full weight-bearing UPRIGHT® position.

FONAR CORPORATION AND SUBSIDIARIES

Financial Highlights

Total Revenues - Net for the quarter ended September 30, 2016 increased 6% to $18.7 million as compared to $17.6 million for the corresponding quarter ended September 30, 2015.

Net Income for the quarter ended September 30, 2016 increased 30% to $4.5 million as compared to $3.5 million for the corresponding quarter ended September 30, 2015.

Income from Operations for the quarter ended September 30, 2016 increased 31% to $4.8 million as compared to $3.6 million for the corresponding quarter ended September 30, 2015.

Basic Net Income per Common Share Available to Common Shareholders for the quarter ended September 30, 2016 increased 25% to $0.55 as compared to $0.44 for the corresponding quarter ended September 30, 2015.

Diluted Net Income per Common Share Available to Common Shareholders for the quarter ended September 30, 2016 increased 26% to $0.54 as compared to $0.43 for the corresponding quarter ended September 30, 2015.

Total Assets at September 30, 2016 were $86.1 million, as compared to $84.9 million at June 30, 2016.

Total Current Assets at September 30, 2016 were $47.0 million, as compared to $45.6 million at June 30, 2016.

Total Cash and Cash Equivalents at September 30, 2016 was $8.0 million, as compared to $8.5 million at June 30, 2016.

Total Liabilities at September 30, 2016 were $20.5 million, as compared to $24.1 million at June 30, 2016.

Total Current Liabilities at September 30, 2016 were $18.3 million, as compared to $20.6 million at June 30, 2016.

FONAR CORPORATION AND SUBSIDIARIES

Management Discussion

President and CEO Timothy R. Damadian said, “I am delighted with our Diluted Net Income Per Common Share Available to Common Stockholders of $0.54, a 26% year-over-year increase. Further, Net Income Available to the Common Stockholder advanced to $3.3 million, a 25% increase, and Income from Operations grew to $4.8 million, a 31% increase.

“Despite the uncertainties and challenges in today’s healthcare arena, we are proud to have achieved a 6% growth rate in Net Revenue and a 31% increase in Income from Operations in the first quarter as compared to the first quarter of fiscal 2016. Much of our success is attributable to key acquisitions, and so we will continue to seek additional opportunities consistent with our growth strategy.”

Raymond V. Damadian, M.D. Chairman of the Board of FONAR Corporation, said, “Another important reason for our success is the tremendous appeal the UPRIGHT® Multi-Position™ MRI has among patients.  Most patients are scanned in the seated position watching TV, and for patients who are claustrophobic, it’s a godsend. In fact, it’s very common for patients to ask their physicians if they can have their MRI scans completed on the UPRIGHT® MRI, as opposed to a ‘tube’ or ‘tunnel’ MRI. Furthermore, among the growing number of physicians who recognize the diagnostic value of scanning patients in weight-bearing positions, particularly patients who need MRIs of the spine, the UPRIGHT® is the only choice.

“I am personally grateful,” continued Dr. Damadian, “that after many years of struggle, FONAR has become a very successful Company. Thanks to the medical benefits of FONAR’s unique and patented technology, together with our management team’s adherence to a business plan designed to cope with a very uncertain and challenging healthcare environment, we have now achieved 26 consecutive quarters (6 ½ years) of profitability. And that’s something to be proud of.”

FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, The Inventor of MR Scanning™, is located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world’s first commercial MRI in 1980, and went public in 1981. FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the Stand-Up® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® MRI often detects patient problems that other MRI scanners cannot because they are lie-down and ”weightless” only scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

UPRIGHT® and STAND-UP® are registered trademarks and The Inventor of MR Scanning™, Full Range of Motion™, Multi-Position™, Upright Radiology™, The Proof is in the Picture™, True Flow™, pMRI™, Spondylography™, Dynamic™, Spondylometry™, CSP™, and Landscape™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

ASSETS

	September 30, 2016	June 30, 2016 *
Current Assets:
Cash and cash equivalents	$7,994	$8,528
Accounts receivable – net	4,604	4,370
Accounts receivable - related party	90	—
Medical receivable – net	10,547	10,127
Management and other fees receivable - net	16,560	15,638
Management and other fees receivable – related medical practices – net	4,232	4,064
Inventories	2,214	2,074
Prepaid expenses and other current assets	722	759
Total Current Assets	46,963	45,560
Deferred income tax asset	13,042	13,042
Property and equipment – net	14,563	14,513
Goodwill	3,322	3,322
Other intangible assets – net	7,456	7,719
Other assets	794	732
Total Assets	$86,140	$84,888

*Condensed from audited financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30, 2016	June 30, 2016 *
Current Liabilities:
Current portion of long-term debt and capital leases	$2,436	$2,448
Accounts payable	1,304	1,254
Other current liabilities	8,269	10,827
Unearned revenue on service contracts	4,936	4,679
Unearned revenue on service contracts – related party	83	—
Customer deposits	1,067	1,199

Billings in excess of costs and estimated earnings on uncompleted contracts	176	207
Total Current Liabilities	18,271	20,614
Long-Term Liabilities:
Deferred income tax liability	482	482
Due to related medical practices	236	245
Long-term debt and capital leases, less current portion	661	2,059
Other liabilities	803	712
Total Long-Term Liabilities	2,182	3,498
Total Liabilities	20,453	24,112

*Condensed from audited financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY (Continued)

STOCKHOLDERS' EQUITY:	September 30, 2016	June 30, 2016 *
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at September 30, 2016 and June 30, 2016, 313 issued and outstanding at September 30, 2016 and June 30, 2016	$—	$—
Preferred stock $.001 par value; 567 shares authorized at September 30, 2016 and June 30, 2016, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at September 30, 2016 and June 30, 2016, 6,170 and 6,062 issued at September 30, 2016 and June 30, 2016, respectively; 6,158 and 6,051 outstanding at September 30, 2016 and June 30, 2016, respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at September 30, 2016 and June 30, 2016; .146 issued and outstanding at September 30, 2016 and June 30, 2016	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at September 30, 2016 and June 30, 2016, 383 issued and outstanding at September 30, 2016 and June 30, 2016	—	—
Paid-in capital in excess of par value	175,948	173,702
Accumulated deficit	(117,053)	(120,624)
Notes receivable from employee stockholders	(22)	(24)
Treasury stock, at cost - 12 shares of common stock at September 30, 2016 and June 30, 2016	(675)	(675)
Total Fonar Corporation Stockholder Equity	58,199	52,380
Noncontrolling interests	7,488	8,396
Total Stockholders' Equity	65,687	60,776
Total Liabilities and Stockholders' Equity	$86,140	$84,888

*Condensed from audited financial statements.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
REVENUES	2016	2015
Product sales – net	$242	$18
Service and repair fees – net	2,351	2,284
Service and repair fees - related parties – net	28	28
Patient fee revenue, net of contractual allowances and discounts	8,823	8,114
Provision for bad debts for patient fee	(3,878)	(3,507)
Management and other fees – net	9,261	8,829
Management and other fees - related medical practices – net	1,907	1,845
Total Revenues – Net	18,734	17,611
COSTS AND EXPENSES
Costs related to product sales	213	112
Costs related to service and repair fees	655	543
Costs related to service and repair fees - related parties	8	7
Costs related to patient fee revenue	2,414	2,228
Costs related to management and other fees	5,261	5,419
Costs related to management and other fees – related medical practices	953	1,058
Research and development	412	436
Selling, general and administrative	4,065	4,193
Total Costs and Expenses	13,981	13,996
Income From Operations	4,753	3,615
Interest Expense	(98)	(150)
Investment Income	48	50
Other Expense	(3)	—
Income Before Provision for Income Taxes and Noncontrolling Interests	4,700	3,515
Provision for Income Taxes	200	50
Net Income	4,500	3,465
Net Income - Noncontrolling Interests	(929)	(603)
Net Income - Controlling Interests	$3,571	$2,862
Net Income Available to Common Stockholders	$3,343	$2,676
Net Income Available to Class A Non-Voting Preferred Stockholders	$170	$139
Net Income Available to Class C Common Stockholders	$58	$47
Basic Net Income Per Common Share Available to Common Stockholders	$0.55	$0.44
Diluted Net Income Per Common Share Available to Common Stockholders	$0.54	$0.43
Basic and Diluted Income Per Share – Class C Common	$0.15	$0.12
Weighted Average Basic Shares Outstanding – Common Stockholders	6,105	6,050
Weighted Average Diluted Shares Outstanding - Common Stockholders	6,233	6,178
Weighted Average Basic Shares Outstanding – Class C Common	383	383
Weighted Average Diluted Shares Outstanding – Class C Common	383	383